PRESS RELEASE


     FOR IMMEDIATE RELEASE:        CONTACT:

     CompX International Inc.      Joseph S. Compofelice
     16825 Northchase Drive        Chief Executive Officer
     Houston, Texas 77060          Tel.  281-423-3303


                 COMPX FOURTH QUARTER EARNINGS PER SHARE UP 21%

     HOUSTON, TEXAS . . . January 19, 1999 . . . CompX International Inc. (NYSE:
CIX) reported net income for the fourth quarter of 1998 of $6.5 million, or $.40 per diluted share, compared to pro forma net income of $5.4 million, or $.33 per diluted share, for the fourth quarter of 1997. On a pro forma basis net income for 1998 was $21.3 million, or $1.31 per diluted share, compared to pro forma net income of $18.6 million, or $1.15 per diluted share, for 1997. Pro forma adjustments are explained in the summary table below. The Company's pro forma and actual results for 1998 include a non-recurring charge of $3.3 million ($2.3 million after tax, or $0.14 per diluted share) related to common stock awarded to key individuals in connection with the Company's initial public offering.
Net sales for the fourth quarter of 1998 increased 16% to $41.6 million compared to pro forma net sales of $35.9 million for the fourth quarter of 1997. Pro forma net sales for the year ended December 31, 1998 increased 14% to $156.7 million from $137.9 million for the 1997 period.

     Operating income in the fourth quarter of 1998 was $9.8 million compared to pro forma operating income of $9.1 million in the fourth quarter of 1997. Excluding the non-recurring stock award charge discussed above, pro forma operating income in 1998 increased 13% to $35.7 million from $31.6 million in 1997. The increase in pro forma operating income in the fourth quarter of 1998 compared to 1997 is due primarily to 27% pro forma net sales growth in the Company's security products segment. Operating margins improved in the fourth quarter of 1998 compared to the third quarter of 1998. In 1998 net sales of slide and ergonomic products grew slightly over 14% as compared to 1997.

     "The Company ended 1998 on a strong note of revenue and earnings growth.
We saw particularly strong fourth quarter growth in our security products segment. For the full year 1998 we continued our pace of strong sales and earnings growth in spite of a slowing in 1998 of office furniture industry growth rates. Our acquisitions of Fort Lock, Timberline Lock, and Thomas Regout give us a stronger and broader market base going forward," said Joseph S. Compofelice, Chairman and Chief Executive Officer.

     On January 14, 1999 the Company announced the completion of the acquisition of Thomas Regout Holding N.V., the largest European producer of precision slides.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.

                                * * * * * * * *

COMPX INTERNATIONAL INC.
PRO FORMA SUMMARY OF CONSOLIDATED OPERATIONS
(IN MILLIONS EXCEPT PER SHARE DATA)

                            THREE MONTHS ENDED   YEARS ENDED
                               DECEMBER 31,      DECEMBER 31,

                             1997(A)   1998    1997(A)  1998(A)

Net sales                   $ 35.9   $ 41.6   $ 137.9  $ 156.7
Cost of sales                 23.5     28.0      91.2    105.5

Gross profit                  12.4     13.6      46.7     51.2
Selling, general and
  administrative expense       3.3      3.8      15.1     18.8
Operating income               9.1      9.8      31.6     32.4
Interest expense              (0.2)     0.1       0.1      0.7
Other income (expense)        (0.1)     0.5      (0.5)     1.7

Income before income taxes     9.2     10.2      31.0     33.4
Income tax expense             3.8      3.8      12.5     12.4
Minority interest                -     (0.1)     (0.1)    (0.3)

Net income                  $  5.4   $  6.5   $  18.6  $  21.3

Net income per diluted
  common share              $ 0.33   $ 0.40   $  1.15  $  1.31

Weighted average diluted
  common shares outstanding   16.2     16.2      16.2     16.2







(A)Adjusted to give effect to the Company's March 1998 initial public offering and Fort Lock acquisition as if such transactions had occurred on January 1, 1997. The pro forma consolidated operations for the year ended December 31, 1998 includes a non-recurring charge to selling, general and administrative expense of $3.3 million ($2.3 million after tax effect on net income, or $.14 per diluted share) resulting from common stock awarded to key individuals in connection with the initial public offering.





COMPX INTERNATIONAL INC.
CONDENSED SUMMARY OF CONSOLIDATED OPERATIONS
(IN MILLIONS)
ACTUAL

                                THREE MONTHS ENDED   YEARS ENDED
                                   DECEMBER 31,      DECEMBER 31,

                                  1997     1998     1997     1998

Net sales                       $ 28.4   $ 41.6   $108.7   $152.1
Operating income                   8.2      9.8     28.3     32.0
Income before income taxes         8.0     10.2     27.7     32.6
Income tax expense                 3.3      3.8     11.0     12.1
Net income                      $  4.7   $  6.5   $ 16.7   $ 20.7
